UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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LUBY’S, INC.
(Name of Registrant as Specified in Its Charter)

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD.
PARCHE, LLC
RCG ENTERPRISE, LTD
RCG STARBOARD ADVISORS, LLC
RAMIUS CAPITAL GROUP, L.L.C.
C4S & CO., L.L.C.
PETER A. COHEN
MORGAN B. STARK
JEFFREY M. SOLOMON
THOMAS W. STRAUSS
STEPHEN FARRAR
WILLIAM J. FOX
BRION G. GRUBE
MATTHEW Q. PANNEK
JEFFREY C. SMITH
GAVIN MOLINELLI

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On November 30, 2007, Starboard Value and Opportunity Master Fund Ltd., an affiliate of Ramius Capital Group, L.L.C. (“Ramius Capital”), together with the other participants named herein, made a definitive filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and an accompanying GOLD proxy card to be used to solicit votes for the election of its nominees (the “Nominees”) at the 2008 annual meeting of shareholders of Luby’s, Inc., a Delaware corporation (the “Company”).

Item 1:  On December 6, 2007, the Nominees issued the following press release:

FOR IMMEDIATE RELEASE

NOMINEES FOR ELECTION TO BOARD OF DIRECTORS OF LUBY’S, INC. SEND OPEN LETTER TO SHAREHOLDERS

Nominees Believe They Are More Qualified to Represent The Best Interests of All Luby’s Shareholders

New York, NY – December 6, 2007– Stephen Farrar, William J. Fox, Brion G. Grube, and Matthew Q. Pannek, the four independent nominees (Nominees) for election to the Board of Directors of Luby’s, Inc. (NYSE: LUB) at the Company’s 2008 Annual Meeting of Shareholders, today issued a letter to all shareholders of Luby’s in which the Nominees shared their ideas for enhancing the value of Luby’s shares, and asked for the privilege to represent the shareholders’ best interests on the Company’s Board.

In the letter, the Nominees identified several challenges and opportunities that they believe need the attention of management and the Board. Additionally the Nominees highlighted that, with over 73 combined years of restaurant industry experience and a 50-year combined track record in corporate finance, they believe they are more qualified to represent the best interests of all Luby’s shareholders.

On behalf of the Nominees, Mr. Farrar stated, “We have spent most of our professional careers developing brand and growth strategies, streamlining restaurant operations, participating in formal leadership succession planning, and executing turnarounds.  Although the four of us bring different expertise to the table, we have one common goal at Luby’s; to ensure that this board represents the best interests of all Luby’s shareholders and to maximize the long-term value of Luby’s.”

Mr. Farrar added, “Given the limited amount of relevant restaurant experience on the current Luby’s Board and the significant time the Pappases spend managing their private restaurant business, we believe our presence in the boardroom will help to ensure that operating and strategic issues and opportunities are identified and addressed quickly and effectively.”

Additional information regarding the election and the Nominees is available at www.ShareholdersForLubys.com.

The full text of the letter follows:

Dear Luby’s Shareholders:

We would like to thank you for taking a few minutes out of your busy day to give us an opportunity to introduce ourselves.  We are the independent nominees running for election to Luby’s Board of Directors at the 2008 annual meeting.  We would like to tell you first-hand why we are excited about Luby’s future, and to share with you our thoughts on the challenges and opportunities that lie ahead.  We hope that by the time you have finished reading this letter, you will be convinced that our ideas for enhancing the value of your investment in Luby’s are sound and that we are the most qualified candidates to represent your interests on the Luby’s Board.

We understand the importance of Luby’s to the Texas market and share in your love of the brand.  Two of us grew up in Texas, three of us have worked in Texas, and we have visited a number of Luby’s restaurants on numerous occasions.  We are passionate about the restaurant industry, we have extensive industry and corporate finance expertise, but perhaps most importantly we understand the economics of the Luby’s business model and the value of its brand.  We are confident that with us helping to oversee your investment, Luby’s will be in good hands.

We ask for the privilege to represent your interests on the Luby’s Board of Directors

Stephen Farrar

34 Years of Restaurant Experience

●      Restaurant industry consultant to business owners, private equity firms, and mutual fund clients

●     Senior Vice President Western Region of Wendy’s - Creator of the Super Value Menu, and the Service Excellence, and Late Night initiatives at Wendy’s.  Implemented highly successful new product initiatives that added more than $500,000 to Wendy’s average unit volumes and later adopted by the overall quick service restaurant category

●     Region Vice President of Wendy’s Pacific International - offered business insights used by the Chairman to help return International system to profitability

●     President and Owner of Restaurant Profitability Analysts, a restaurant consulting firm

●     President of Pelican’s Restaurants, a casual dining chain – improved average unit volumes and profitability

●    Inducted into Wendy’s Hall of Fame in 1999

Board Experience:

●      Pasta Pomodoro

William J. Fox

30 Years of Corporate Finance Experience

●     Business advisor and strategy consultant

●     CEO of Arcade Marketing, a global leader in interactive sampling systems advertising serving consumer product marketers

●     Vice Chairman of Barington Capital, an investment fund

Board Experience:

●     Nephros
●     Barington Capital
●     Arcade Marketing
●     LQ Corporation
●     Dynabazaar
●     Loehmann’s Holdings
●     MM Companies (now George Foreman Enterprises)
●     Revlon
●     Hain Food Group

Brion Grube

32 Years of Restaurant Experience

●    President and CEO of Baja Fresh, a fast casual restaurant subsidiary of Wendy’s – Executed sale of Company

●     President and CEO of Café Express, a fast casual restaurant subsidiary of Wendy’s –  Assimilated organization into Wendy’s, implemented shared services, and downsized corporate staff

●     Senior Vice President of Wendy’s International Division – Executed turnaround to return to profitability

●     Senior Vice President of Wendy’s Canada Division – Developed new restaurants and doubled size of franchise, generated positive same store sales growth over 8 years, returned the division to profitability

●     Inducted into Wendy’s Hall of Fame in 2004

Board Experience:

●      Pasta Pomodoro
●      Café Express

Matthew Q. Pannek

9 Years of Restaurant Experience
20 Years of Corporate Finance Experience

●      Restaurant industry consultant

●     President , CEO and CFO of Fuddruckers and Koo Koo Brands, a casual restaurant chain – Increased EBITDA margins and returned company to profitability

●     Director of Accounting / Finance and Investor Relations for Brinker International, a restaurant company which owns Chili’s, Macaroni Grill, On the Border, and Maggiano’s Little Italy – Finance lead on two large franchise acquisitions

●     CFO of Aaron Brothers, a subsidiary of Michaels Stores – reduced SG&A expenses, acquired North Carolina Art & Frame, verticalized product chain

Board Experience:

●      Fuddruckers
●      King Cannon
●      Atlantic Restaurant Ventures
●      Aaron Brothers
●      Maverick CEP

With Steve, Brion, and Matt, we have over 73 years of restaurant experience among us, and with Matt and Bill we have an additional 50 years of broad corporate finance experience.  We have spent most of our professional careers developing brand and growth strategies, streamlining restaurant operations, participating in formal leadership succession planning, and executing turnarounds.  Although the four of us each bring different expertise to the table, we share a common goal: to make sure that this Board represents your best interests and works diligently to maximize the long-term value of your investment in Luby’s.

We agreed to be nominated for election to the Board of Directors of Luby’s because we believe Luby’s is a uniquely positioned restaurant concept that has strong brand awareness and customer loyalty, with significant growth opportunities in the core Texas market as well as in other areas of the country.  We firmly believe in the future of the Luby’s brand.

A CHALLENGING AND CHANGING RESTAURANT ENVIRONMENT

Over the last few years, domestic restaurant industry sales and profit trends have increasingly come under pressure through increased competition. Chains in several restaurant categories have converged their pricing and menu strategies in an effort to attract consumers who are feeling the effects of higher gas, utility, food and mortgage costs.  Given the changing macro and industry environments, significant challenges lie ahead.  Luby’s needs the right Board: one with a wide range of strong restaurant industry experience who can navigate through these challenges and create the most value for your Luby’s investment.

DUE TO THE LACK OF RESTAURANT EXPERIENCE, THE CURRENT BOARD CANNOT ADEQUATELY ASSESS THESE CHALLENGES

We believe it is difficult for industry outsiders such as those who make up the majority of the current Luby’s board – even when they are accomplished in other fields of endeavor – to adequately foresee the implications of past and present business decisions on the Company’s competitive position and operating results.  For example, we believe that aggressive price increases may have inadvertently repositioned Luby’s closer to the slow growth casual dining segment and out of the faster growing fast-casual dining segment.  Based on our research, we believe Luby’s average check price is toward the higher end of the fast casual segment and approaching the casual segment. Going forward, Luby’s must increasingly compete against restaurants such as Applebees, Ruby Tuesday’s and Chili’s, all of whom are reducing prices to drive customer traffic.  Consequently, Luby’s may not be able to increase prices in order to combat rising commodity and other costs.  In fact, we believe aggressive prior price increases may be the cause of the Company’s negative comparable sales growth – NOT the weather or economic conditions in Texas, as the Company would have you believe.  Further, when management of any company begins to blame external factors for under-performance of a company, greater Board leadership is required.

We believe that the Pappases have made the straight forward changes necessary to extract higher profits at Luby’s such as restaurant closures, cost initiatives, and price increases.  However, a much more challenging growth phase of the business is still to come.  In our opinion, the Board will need to provide greater industry knowledge and insight to assist management in the next, more difficult phase of growing the business.

WE BRING THE BREADTH OF RESTAURANT INDUSTRY AND CORPORATE FINANCE EXPERIENCE TO COMPLEMENT THE DEPTH OF THE PAPPASES’ EXPERIENCE

While we believe that the Pappases are talented restaurant operators, they have limited public company experience and their industry experience has been mostly restricted to their private company, which is positioned in a different customer demographic from the core Luby’s customer.  Additionally, the Pappases spend a significant portion of their time managing their own private restaurant business and have limited capacity to identify and address issues facing Luby’s.  We believe our extensive quick service and fast casual restaurant experience, as well as strong corporate finance expertise, will complement the Pappases’ expertise well.  Given the limited amount of relevant restaurant experience on the current Luby’s Board, we believe our presence in the boardroom will help ensure that operating and strategic issues are identified and addressed quickly and effectively.

WE SEE MANY AREAS FOR OPPORTUNITY AT LUBY’S

Over the last few months we have analyzed the publicly available information on Luby’s performance and business plan, talked to our industry sources, and visited multiple restaurant locations.  We want to take this opportunity to share with you the following areas that we believe need the attention of management and the Board:

Branding and Marketing:  We believe Luby’s television advertising campaign and website are stale.  In our view the current marketing strategy does a poor job of differentiating Luby’s from the competition and fails to communicate Luby’s value proposition to its customer.  As a result, Luby’s needs to:

▪
Modernize the advertising message and design it to differentiate Luby’s from competition by highlighting the value proposition, food quality, and food freshness, while making sure that it attracts new customers and does not alienate the existing customer base.

▪
Design a better strategy to benefit from two consumer trends that are currently in Luby’s favor.  The first trend is towards eating healthier, fresher, more wholesome foods.  The second trend is the ability of guests to be able to customize their meal selection.  Luby’s has a fantastic message on both of these fronts, but has done little if anything to convey the message to consumers.  Messages like this tied to consumer trends will drive guest counts.  Instead, Luby’s has maintained a “nostalgic” messaging campaign that speaks only to current guests.

▪	Review the marketing budget to ensure adequate spending levels and appropriate media allocation.

▪	Review the impact and associated costs to ensure that the advertising campaigns drive traffic and generate appropriate return on investment.

▪	Refresh the website - why does Luby’s website look so dated compared to those of the Pappases’ private business?

▪	Develop other new media opportunities to connect to the younger, more affluent consumer.

Same Store Sales:  Same store sales have declined at Luby’s for the last three quarters.  Based on our experience, unless management is able to generate approximately 2% to 2 ½% same store sales growth, Luby’s will have difficulty maintaining operating margins because of increasing commodity, energy, and other costs.  Generating sustainable same store sales growth is critical to Luby’s and any restaurant’s future success.  It is imperative that Luby’s:

▪	Stimulate comprehensive efforts to drive traffic through targeted advertising, menu promotions, loyalty programs, etc.

▪	Avoid mistakes in strategy that create competitive vulnerability, e.g. excessive price increases.

Unit Economics:  Given the ambitious nature of management’s growth plan and the significant upfront development costs of the new prototype, we believe it is critical that new unit economics support the new unit development strategy.  Ultimately, the individual unit economics will determine the profitability of the company’s growth plan; if management doesn’t maximize the unit economics while simultaneously improving the customer experience, shareholder value could suffer.  The publicly available data on projected development costs compared to expected restaurant returns raises considerable concern.  It is particularly important that the Luby’s Board:

▪	Review new unit economics and implied returns to ensure that Luby’s maintains appropriate returns on invested capital.

▪
Examine how various strategies can reduce the size of the new prototype, lower operating expenses, and thus expand operating margins to improve the return on invested capital all while improving the guest experience:

o	Explore various seating arrangement strategies.

▪
Currently, a single customer can sit at a 4 or 6 top table, thus requiring more tables to service customers, particularly at peak times like lunch and dinner.  There are clear opportunities to improve the seat utilization in the new prototype that haven’t been employed.

o	Explore various strategies to improve customer flow at the service line.

▪
At lunch times there are often long lines at Luby’s, which potentially could lead to customer churn.  There are new innovative options available to facilitate the guest flow through the service line.  When you improve the guest experience, we believe you increase shareholder value.

Store Expansion:  While we appreciate management’s enthusiasm about the performance of the new prototype, we believe it is too early to judge the potential success of the new prototype on just one new opening.  Furthermore, management's ability to only open one new restaurant after promising to open two new restaurants over two years ago, and their most recent decision to delay the opening of their next restaurant, cause some concern.  Based on our experience, if management plans to open approximately 4-6 new restaurants next year, Luby’s should have the sites ready to go and should begin building shortly.  Luby’s Board of Directors needs to:

▪	Monitor the impact of new unit openings, if any, on adjacent older locations to fully understand the economic impact of new units on the entire Luby’s chain.

▪	Analyze the development pipeline of new restaurant locations to determine if the plan is feasible.

Long-Term Leadership Succession Plan:  Unforeseen disruptions in senior leadership can have catastrophic impacts on companies.  It is critical that Luby’s has a leadership succession plan.  The Luby’s Board of Directors should:

▪	Ensure that the Pappases develop seamless continuity in future leadership talent.

▪	Avoid a critical leadership vacuum should the Pappases leave for any reason.

Real Estate:  Our philosophy is that the Company’s assets are owned by the shareholders and should be deployed to maximize the long-term return for the shareholders.  The current trend in real estate development is for developers to lease the land to the tenants rather than sell it to them once the development has been completed, making it difficult for many restaurant concepts to buy the land needed to support the expansion strategy.  Therefore, we generally believe that a restaurant concept must be able to support a lease-based operating model.  Given that more than one-third of the Company’s locations are leased, we believe that the Luby’s concept certainly does that.  Although we firmly believe that sale-leaseback transactions are not always appropriate, given the substantial value imbedded in the Luby’s owned real estate portfolio, we think it may be both possible and prudent to augment long-term shareholder returns by entering into sale-leaseback transactions on select restaurant locations.  Appropriate next steps are to:

▪	Conduct a thorough review of the real estate portfolio to determine which, if any, of the Company’s owned stores are candidates for a sale-leaseback transaction.

▪
Conduct a review of alternative uses of the real estate on the subset of stores where the unit economics and business outlook can support a sale-leaseback transaction and determine if it is prudent to continue to own the location.

WE BELIEVE LUBY’S HAS A BRIGHT FUTURE

Thank you for taking the time to read our thoughts and hopefully hear our passion.  We are excited by the opportunity at Luby’s and are committed to working as hard as possible to represent the best interests of Luby’s shareholders.

Please vote the enclosed GOLD proxy card to allow us the opportunity to represent your best interests.

Respectfully,

Steve Farrar	Brion Grube

Bill Fox	Matt Pannek

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

On November 30, 2007, Starboard Value and Opportunity Master Fund Ltd., an affiliate of Ramius Capital Group, L.L.C. (“Ramius Capital”), together with the other participants named herein, made a definitive filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and an accompanying GOLD proxy card to be used to solicit votes for the election of its nominees at the 2008 annual meeting of shareholders of Luby’s, Inc., a Delaware corporation (the “Company”).

RAMIUS CAPITAL ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE DEFINITIVE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION.  THE DEFINITIVE PROXY STATEMENT IS AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, THE PARTICIPANTS IN THE PROXY SOLICITATION WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR, INNISFREE M&A INCORPORATED, AT ITS TOLL-FREE NUMBER:  (877) 800-5185.

The participants in the proxy solicitation are Starboard Value and Opportunity Master Fund Ltd., a Cayman Islands exempted company  (“Starboard”), Parche, LLC, a Delaware limited liability company (“Parche”), RCG Enterprise, Ltd, a Cayman Islands exempted company (“RCG Enterprise”), RCG Starboard Advisors, LLC, a Delaware limited liability company (“RCG Starboard”), Ramius Capital Group, L.L.C., a Delaware limited liability company (“Ramius Capital”), C4S & Co., L.L.C., a Delaware limited liability company (“C4S”), Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss, Jeffrey M. Solomon, Stephen Farrar, William J. Fox, Brion G. Grube, Matthew Q. Pannek, Jeffrey C. Smith and Gavin Molinelli  (the “Participants”).

As of December 5, 2007, Starboard beneficially owned 1,701,840 shares of Common Stock of the Company and Parche beneficially owned 324,160 shares of Common Stock of the Company. As the sole non-managing member of Parche and owner of all economic interests therein, RCG Enterprise is deemed to beneficially own the 324,160 shares of Common Stock of the Company owned by Parche. As the investment manager of Starboard and the managing member of Parche, RCG Starboard Advisors is deemed to beneficially own the 1,701,840 shares of Common Stock of the Company owned by Starboard and the 324,160 shares of Common Stock of the Company owned by Parche. As the sole member of RCG Starboard Advisors, Ramius Capital is deemed to beneficially own the 1,701,840 shares of Common Stock of the Company owned by Starboard and the 324,160 shares of Common Stock of the Company owned by Parche. As the managing member of Ramius Capital, C4S is deemed to beneficially own the 1,701,840 shares of Common Stock of the Company owned by Starboard and the 324,160 shares of Common Stock of the Company owned by Parche. As the managing members of C4S, each of Mr. Cohen, Mr. Stark, Mr. Strauss and Mr. Solomon is deemed to beneficially own the 1,701,840 shares of Common Stock of the Company owned by Starboard and the 324,160 shares of Common Stock of the Company owned by Parche. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of such shares of Common Stock of the Company except to the extent of their pecuniary interest therein. As members of a “group” for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, Messrs. Farrar, Fox, Grube, Pannek, Smith and Molinelli are deemed to beneficially own the 1,701,840 shares of Common Stock of the Company owned by Starboard and the 324,160 shares of Common Stock of the Company owned by Parche. Messrs. Farrar, Fox, Grube, Pannek, Smith and Molinelli each disclaim beneficial ownership of shares of Common Stock of the Company that they do not directly own.

# # #

Contact:

Media & Shareholders:
Sard Verbinnen & Co.
Dan Gagnier or Renée Soto, 212-687-8080